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                                                                  Exhibit (q)(i)


                       THE CHARLES SCHWAB FAMILY OF FUNDS
                               SCHWAB INVESTMENTS
                              SCHWAB CAPITAL TRUST
                            SCHWAB ANNUITY PORTFOLIOS
                   CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.
                           CHARLES SCHWAB & CO., INC.

                CODE OF ETHICS ADOPTED PURSUANT TO SECTION 17J-1
                    UNDER THE INVESTMENT COMPANY ACT OF 1940

                                   APRIL 2000

Rule 17j-1 of the Investment Company Act of 1940 (the "1940 Act") requires that every registered investment company, and each investment adviser to and principal underwriter for such investment company, adopt a written code of ethics containing provisions reasonably necessary to prevent its "Access Persons" from engaging in any act, practice or course of business prohibited by section 17(j) of the 1940 Act and Rule 17j-1 adopted thereunder. That Rule further requires that each investment company and its adviser(s) and underwriter(s) use reasonable diligence, and institute procedures reasonably necessary, to prevent violations of such code. The Insider Trading and Securities Fraud Enforcement Act of 1988 ("ITSFEA"), requires every investment adviser and registered broker-dealer to develop, implement and enforce policies and procedures to prevent the misuse of material nonpublic information.

The following policies constitute the Code of Ethics for The Charles Schwab Family of Funds, Schwab Investments, Schwab Capital Trust and Schwab Annuity Portfolios (each a "Trust", and collectively known as the "Trusts"), Charles Schwab Investment Management, Inc. ("CSIM"), a registered investment adviser and the investment adviser to the Trusts, and Charles Schwab & Co., Inc. ("Schwab"), a registered broker-dealer and the principal underwriter of the Trusts. The policies and procedures established by this Code of Ethics are applicable to all directors, trustees, officers and employees of the Trusts and CSIM, and to any director or officer of Schwab who, makes, participates in or obtains information regarding the purchase or sale of "Covered Securities" by the Trusts. Other entities that serve as sub-advisers to separate series of the Trusts shall comply with their own codes of ethics approved by the Board of Trustees, and report to the Boards of Trustees in accordance with Section VI hereunder.

I.       POLICY STATEMENT

Rule 17j-1 under the 1940 Act makes it unlawful for any Affiliated Person of, or principal underwriter for, the Trusts or Affiliated Person of the Trusts' investment adviser(s) and principal underwriter, in connection with the direct or indirect purchase or sale by such person of any Covered Security that is "held or to be acquired" by any investment portfolio of a Trust (each a "Fund"):


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-     To employ any device, scheme or artifice to defraud the Trust or any Fund;

- To make to the Trust or any Fund any untrue statement of a material fact or omit to state to the Trust or any Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

- To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Trust or any Fund; and

- To engage in any manipulative practice with respect to the Trust or any Fund.

It is the policy of the Trusts, CSIM and Schwab that no Access Person of a Trust, CSIM or Schwab will make, participate in, or engage in any act, practice or course of conduct that would violate the provisions set forth above or which would, in any way, conflict with the interests of the Trusts or their shareholders. This obligation encompasses:

-        the duty at all times to place the interests of shareholders first;

- the duty to ensure that all personal securities transactions be conducted consistent with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and

- the fundamental standard that Access Persons not take inappropriate advantage of their positions.

II.      DEFINITIONS

The definitions used in this Code of Ethics include the following.

ACCESS PERSON. An "Access Person" of the Trusts or CSIM is any director, Trustee or officer of the Trusts or CSIM, and any employee of CSIM who, in the ordinary course of business, makes, participates in or obtains information regarding the purchase or sale of securities for the Trusts or a Fund. An "Access Person" of Schwab is any director or officer of Schwab who, in the ordinary course of business, makes, participates in or obtains information regarding the purchase or sale of securities for a Trust or a Fund or whose functions or duties as part of his or her business relate to the making of any recommendation to a Trust or a Fund regarding the purchase or sale of securities. An "Access Person" is also any natural person who "controls" a Trust or a Fund or CSIM, but only if such person obtains information concerning recommendations made to the Trust or a Fund with regard to the purchase or sale of Covered Securities by the Trust or a Fund.

AFFILIATED PERSON. An "Affiliated Person" of the Trusts, CSIM or Schwab is defined in Section 2(a)(3) of the 1940 Act.

BENEFICIAL OWNERSHIP. A person should consider himself or herself "beneficial owner" of any security in which he or she has a direct or indirect pecuniary interest. In addition, he or


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she has "beneficial ownership" of securities held by his or her spouse, minor children, a relative who shares his or her home, or other persons if by reason of any contract, understanding, relationship, agreement or other arrangement, he or she obtains from such securities benefits substantially equivalent to those of ownership. He or she should also consider himself or herself the beneficial owner of securities if he or she can vest or revest title in himself or herself now or in the future.

CONTROL. "Control" has the same meaning as in Section (2)(a)(9) of the 1940 Act.

COVERED SECURITY. A "Covered Security" is any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security. A Covered Security is also any group or index of securities, or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a security, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

Notwithstanding the above definition, Covered Securities include only those securities which a Trust would be permitted to acquire under its investment objectives and policies set forth in its then current prospectuses filed under the Securities Act of 1933 (the "1933 Act"), and does not include securities issued or guaranteed by the United States Government, its agencies or instrumentalities, bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements, other money market instruments and shares of registered open-end investment companies.

HELD OR TO BE ACQUIRED. A security is "held or to be acquired" if within the most recent 15 days it is or has been held by a Trust, or is being or has been considered by a Trust or CSIM for purchase by a Trust. A purchase or sale includes the writing of an option to purchase or sell.

INITIAL PUBLIC OFFERING. "Initial Public Offering" is an offering of securities registered under the 1933 Act the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

INVESTMENT PERSONNEL. "Investment Personnel" are Access Persons who, in connection with their regular functions or duties, make or participate in making recommendations regarding the purchase or sale of securities by a Trust or a Fund. The term also includes all persons who control a Trust or CSIM or Schwab and obtain information concerning recommendations made to a Trust regarding the purchase or sale of securities by a Trust or a Fund.

NON-INTERESTED TRUSTEE. A "Non-Interested Trustee" is any Trustee of the Trusts who is


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not an interested person as defined in section 2(a)(19) of the 1940 Act.

PRIVATE PLACEMENT. A "Private Placement" is an offering that is exempt form registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 adopted thereunder.

III.     COMMUNICATIONS

Access Persons may not tip or otherwise disclose to others (except to others who have a need to know such information in the ordinary course of their business) any information regarding the investment activities of the Trusts, including any transaction or recommendation made by or to CSIM or a Trust or a Fund. All such communications must be reported immediately to the CSIM Compliance Department.

IV.      LIMITS ON ACCEPTING OR RECEIVING GIFTS

Access Persons may not accept or receive any gift of more than de minimis value (as defined in the Schwab Compliance Manual) from any person or entity in connection with the Trusts or a Fund's entry into a contract, development of an economic relationship, or other course of dealing by or on behalf of the Trusts or a Fund.

V.       TRADING RESTRICTIONS

The policies and procedures regarding trading restrictions are as follows:

OFFICERS, DIRECTORS, TRUSTEES AND EMPLOYEES TRADING RESTRICTIONS. Any officer, director, Trustee or employee of the Trusts, CSIM or Schwab with material nonpublic information about a Covered Security is prohibited from all personal trading in any security about which he or she has such information.

PRIOR APPROVAL OF TRADES. At all times, each personal transaction in a Covered Security by Investment Personnel involving more than 5,000 shares of any issuer's equity securities, rights, warrants or units or $100,000.00 face value of bonds or debentures of any one issuer must receive prior approval by CSIM's Chief Compliance Officer or his or her designee. Prior approval of a personal transaction may only be relied upon for 5 business days from the date approval is received. Because of the specific policies in place to monitor and control employee trading of stock of The Charles Schwab Corporation ("SCH"), prior approval of personal transactions do not apply to SCH stock and SCH options. All other trading restrictions applicable to Covered Securities still apply to SCH stock and SCH options.

All Access Persons other than Investment Personnel may trade in Covered Securities without prior approval, provided that such persons have no actual knowledge of the Trusts' activities with respect to the subject security, and have no material, nonpublic information about the issuer of the subject security.

These trading restrictions apply to all transactions in Covered Securities in accounts over


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which Access Persons of CSIM, exercise control, accounts for their family members or accounts in which they have a beneficial interest, but do not apply to dividend reinvestment programs, odd-lot transactions or investment decisions made by an unrelated third party who does not have access to the information in possession of such Access Person. All trading activity by Access Persons is subject to reporting and surveillance as set forth in the surveillance and reporting sections of these procedures.

PRIOR APPROVAL OF INITIAL PUBLIC OFFERINGS ("IPOS") AND PRIVATE PLACEMENTS. Each transaction involving an IPO or a private placement by Investment Personnel must receive prior approval by CSIM's Chief Compliance Officer or his or her designee.

NON-INTERESTED TRUSTEES. A Non-Interested Trustee of the Trusts may trade in securities in which a Trust has invested or is considering for investment, provided that the Trustee has no actual knowledge of the Trust's contemporaneous activities with respect to the subject security, and has no material, nonpublic information about the issuer of the subject security.

VI.      REPORTING

The policies and procedures regarding reporting requirements that are applicable to the Access Persons of the Trusts, CSIM and Schwab include the following.

REPORTS TO THE BOARD OF TRUSTEES. The President of CSIM and Executive Vice President of Schwab (or their designees) must (i) furnish annually to the Board of Trustees a written report of any issues arising under the Code of Ethics, including any material violations and any sanctions imposed in response to these violations and (ii) certify annually to the Board of Trustees that each has adopted procedures reasonably necessary to prevent its Access Persons from violating the provisions of its Code of Ethics. The President of the Trusts (or his or her designee) will report to the Board of Trustees on an annual basis in accordance with subparts (i) and (ii), above.

The President of any adviser or sub-adviser other than CSIM shall submit a copy of its code of ethics for the Board's approval, together with the reports required by subparts (i) and (ii), above. Such adviser or sub-adviser shall submit any amendments to its code within 30 days of adoption.

ACCESS PERSON REPORTING. Each Trust, CSIM and Schwab are responsible for promptly identifying and reporting to the CSIM Compliance Department all persons considered to be Access Persons. Each Trust, CSIM and Schwab will compile a written list of such persons, and promptly notify the CSIM Compliance Department of all changes in the persons designated as Access Persons. The CSIM Compliance Department will notify Access Persons of their obligation to report trading activity, and provide them with a copy of this Code. The CSIM Compliance Department will also prepare the quarterly transaction report for each Access Person and present such reports to Access Persons for review and execution. Access Persons shall return the executed quarterly transaction report to the appropriate review officer(s) ("Review Officer") appointed by the Presidents of the Trusts and CSIM and Executive Vice President of Schwab, or their respective designees. Access Persons of any adviser or sub-adviser other than CSIM shall only file reports under their


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own code.

Each Access Person (with the exception of Non-Interested Trustees) must make an initial holdings report, no later than ten days after he or she becomes an Access Person and annual holdings reports which shall disclose (a) the title, number of shares and principal amount of each Covered Security, with the exception of SCH stock and SCH options held in their Schwab accounts, in which such Access Person had any direct or indirect beneficial ownership; and (b) the name of any broker, dealer or bank with whom the Access Person maintained an account in which securities were held for the direct or indirect beneficial interest of the Access Person. The annual disclosure of holdings shall be made and calculated as of each calendar year end.

Access Persons (other than Non-Interested Trustees) shall report on a quarterly calendar basis all transactions in which they acquire any direct or indirect beneficial ownership in Covered Securities, except for indirect or direct beneficial ownership in SCH stock or SCH options. These transaction reports must be made no later than ten days after the end of each calendar quarter and include trading activity at Schwab and any other broker-dealer.

NON-INTERESTED TRUSTEE REPORTING. The CSIM Compliance Department shall notify each Non-Interested Trustee that such person is subject to this Code of Ethics' reporting requirements and shall deliver a copy of this Code of Ethics to each such person.

Each Non-Interested Trustee shall submit quarterly transaction reports to the appropriate Review Officer showing all transactions in Covered Securities in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, but only where the Non-Interested Trustee knew at the time of the transaction or, in the ordinary course of fulfilling his or her official duties as a Trustee, should have known that during the 15-day period immediately preceding or after the date of the transaction, such security is or was purchased or sold, or considered for purchase or sale, by a Trust.

VII.     SURVEILLANCE

The policies and procedures regarding surveillance that are applicable to officers, directors, Trustees and employees of the Trusts, CSIM and Schwab include the following.

EMPLOYEE SURVEILLANCE AND REVIEW. The Presidents of the Trusts and CSIM and Executive Vice President of Schwab, or their respective designees, will appoint Review Officer(s) to conduct employee surveillance and review. The Review Officer will, on a quarterly basis, compare all reported personal transactions in Covered Securities with the Trusts or a Fund's completed portfolio transactions and a list of Covered Securities being considered for purchase or sale by CSIM to determine whether a violation may have occurred. The Review Officer will employ procedures similar to those attached as Exhibit A hereto. Before determining that a person has violated the Code of Ethics, the Review Officer must give the person an opportunity to supply explanatory material.

If the Review Officer determines that a violation has or may have occurred, the Review Officer must submit the determination, together with the confidential quarterly report and


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any explanatory material provided by the person to the President of CSIM (or his or her designee), who will determine whether the person violated the Code of Ethics.

No person is required to participate in a determination of whether he or she has committed a violation or discuss the imposition of any sanction against himself or herself.

If the President of CSIM (or his or her designee) finds that the person violated the Code of Ethics, he or she will impose upon the person sanctions that he or she deems appropriate and will report the violation and the sanction imposed to the Trusts' Board of Trustees at the next regularly scheduled board meeting, unless, in the sole discretion of the President or his or her designee, circumstances warrant an earlier report.

The Review Officer will report his or her own transactions to an Alternate Review Officer on a quarterly basis. The Alternative Review Officer on a quarterly basis shall fulfill the duties of the Review Officer with respect to the latter's transactions in Covered Securities.

Employees of CSIM and Schwab are also subject to the requirements of Schwab's Employee Compliance Guide and Code of Conduct.

VIII.    RECORDS

All records associated with this Code of Ethics, including but not limited to;
(i) lists of persons who are, or within past five years have been designated as Access Persons; (ii) quarterly transaction and annual holdings reports by such persons; (iii) surveillance documentation, including any Code violation and any sanctions resulting from the violation; and (iv) communications and all versions of the Code of Ethics, shall be maintained by the CSIM Compliance Department in an easily accessible place for at least five years. In addition, any record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Personnel of securities acquired in an IPO or a private placement, shall be maintained by the CSIM Compliance Department for at least five years after the end of the fiscal year in which the approval is granted.

The Code of Ethics, a copy of each quarterly transaction and annual holding report by each Access Person of the Trusts, any written report made to the Board of Trustees concerning the Code of Ethics and lists of all persons required to make reports shall be preserved with the Trusts' records for the period required by Rule 17j-1.

IX.      DISCLOSURE

The Trusts will disclose in their Statement of Additional Information that (i) the Trusts, CSIM and Schwab have adopted a Code of Ethics; (ii) the personnel of the Trusts, CSIM and Schwab are permitted to invest in securities for their own account, subject to the limitations of Rule 17j-1 and this Code; and (iii) the Code of Ethics can be obtained from the Securities and Exchange Commission. The Code of Ethics will be filed as an exhibit to the Trusts' registration statements.


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
                                    EXHIBIT A

                       REVIEW AND SURVEILLANCE PROCEDURES
                         FOR COMPLIANCE WITH RULE 17j-1
                               UNDER THE 1940 ACT


I.       NOTIFICATION OF QUARTERLY REPORTING REQUIREMENTS

         A. At the end of each calendar quarter, the Review Officer will send a Quarterly Personal Securities Transaction Report (the form of which is attached as Exhibit B), to each person who is an Access Person of (i) the Trusts, (ii) CSIM and (iii) Schwab.

         B. The Review Officer will promptly record the return of each Quarterly Personal Securities Transaction Report.

         C. Seven days after the end of the calendar quarter, the Review Officer will send a reminder notice to any Access Person who has not returned his or her Quarterly Personal Securities Transaction Report.

         D. Eleven days after the end of the calendar quarter, the Review Officer will send a "Notice of Failure" to any Access Person who has not returned his or her Quarterly Personal Securities Transaction Report. The Notice of Failure will notify the Access Person that he or she is in violation of Rule 17j-1 under the 1940 Act and the Code of Ethics and may be subject to sanctions under the Code of Ethics.

         E. The Review Officer shall report the name of any Access Person who has failed to provide a Quarterly Personal Securities Transaction Report to the President of CSIM for further evaluation and imposition of sanctions, if applicable.

II.      REVIEW OF QUARTERLY REPORTS


         A.       Investment Personnel

1. The Review Officer shall verify, against the list of pre-approved transactions, that Investment Personnel have reported all transactions that were pre-approved, and that all reported transactions were pre-cleared.

                  2. For any transaction in a Covered Security involving more than 5,000 shares of any issuer's equity securities, rights, warrants or units or $100,000.00 face value of bonds or debentures of any one


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
                           issuer that was reported on the Quarterly Personal Securities Transaction Report, but for which the person had not obtained prior approval, the Review Officer shall prepare a report on the transaction and transmit the report to the President of CSIM for further action.


         B.       Access Persons.

                  1. The Review Officer shall review each Quarterly Personal Securities Transaction Report received against the master list of Covered Securities purchased or sold, or considered for purchase or sale, by the Funds for the same period as the transactions reported by the Access Person.

2. For any transaction by an Access Person in the same security as that purchased or sold by a Fund, the Review Officer will first determine whether the transaction was within 15 days (before or after) the transaction conducted by the Fund. If it falls within the 15 day period, the Review Officer will review the transaction in light of the following considerations:

                           -        the size of the transaction;
                           - whether the transaction was in the same "direction" as the Fund's;
                           -        the timing of the transaction; and
                           -        the purchase or sale price of the Covered
                                    Security.

                  3. For any trade that is identified by the Review Officer as having occurred on the same day as a Fund at a more favorable price to the Access Person, the Review Officer shall send an inquiry letter to the Access Person and will conduct further investigation of the transaction.

                   4. If the Review Officer after further review determines that a transaction appears to involve a conflict of interest and/or a violation of the Code, he or she will report this to the President of the Access Person's employer for further action.


III.     PERIODIC REVIEW

         A. On an annual basis, the Review Officer shall review all annual holdings and quarterly reports submitted by Investment Personnel for patterns of trading activity that evidence a possible violation of the Code of Ethics. The following patterns, if ascertained, will require further inquiry:

                  - Trading only or primarily in securities that one or more Funds actively


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                           trade in;

                  - Transactions that match up closely in time with Fund transactions and diverge from the person's otherwise-normal trading profile in terms of the size of transaction or type of security; and

                  - Transactions involving the purchase or sale of Covered Securities that yielded significant profits (or losses avoided), which match up closely in time with the Funds' transactions.

         B. The Review Officer shall conduct periodic reviews of reports submitted by Access Persons that disclose more than 5 trades in Covered Securities per calendar quarter. The Review Officer may review specific transactions or a group of transactions for any pattern of activity referenced in A., above.

IV.      VERIFICATION OF BROKERAGE STATEMENTS

         A. The Review Officer may request that an Access Person provide a duplicate statement of any account with a broker, dealer or bank where an Access Person holds securities, in order to verify the accuracy of reports made by the Access Person.

         B. Any request for statement of securities accounts shall be complied with no later than 10 days after the request has been made. If the request has not been complied with, it will be considered a violation of the Code of Ethics.

V.       ANNUAL CERTIFICATION

         On an annual basis, each Access Person must certify that he or she (i) is aware that he or she is subject to the requirements of Rule 17j-1 and the Code of Ethics and understands his or her obligations under the Rule and Code of Ethics; and (ii) he or she has fully complied with the requirements of the Code of Ethics.


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
                                    EXHIBIT B
                QUARTERLY PERSONAL SECURITIES TRANSACTIONS REPORT


Name of Reporting Person:
Calendar Quarter Ended:

-------------------------------------------------------------------------------------------------------------------
Name of       Date of       Title of      No. of Shares/        Type of                 Name of Broker, Dealer or
Issuer*     Transaction     Security     Principal Amount     Transaction     Price     Bank Effecting Transaction
-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------

* You are not required to report your personal transactions in stock of The Charles Schwab Corporation ("SCH") or SCH options.

If you had no reportable transactions during the quarter, please check here.

If you established an account within the last quarter, please provide the following information:

-------------------------------------------------------------------------------------------------------
Name of Broker,     Date Account was     Interest Rate       Maturity Date       Date Report Submitted
Dealer or Bank      Established          (if applicable)     (if applicable)     by Access Person
-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

If you did not establish a securities account within the last quarter, please check here.

If you to disclaim beneficial ownership of one or more Securities reported above, please describe below and indicate which Securities are at issue.


Signature                                   Date





Approved by Board as of 4/24/2000